Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year Results, Provides Financial Guidance

TEANECK, N.J., August 27, 2025 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended June 30, 2025 and provided its financial guidance for the year ending June 30, 2026.

Highlights for the three months ended June 30, 2025 (compared to the three months ended June 30, 2024)

-Net sales of $378.7 million, an increase of $105.5 million, or 39%
-Net income of $17.2 million, an increase of $16.5 million
-Diluted earnings per share of $0.42, an increase of $0.40
-Adjusted EBITDA of $50.0 million, an increase of $16.5 million, or 49%
-Adjusted net income of $23.2 million, an increase of $6.6 million, or 39%
-Adjusted diluted EPS of $0.57, an increase of $0.16, or 39%

Highlights for the year ended June 30, 2025 (compared to the year ended June 30, 2024)

–Net sales of $1,296.2 million, an increase of $278.5 million, or 27%
–Net income of $48.3 million, an increase of $45.8 million
–Diluted earnings per share of $1.19, an increase of $1.13
–Adjusted EBITDA of $183.7 million, an increase of $72.4 million, or 65%
-Adjusted net income of $84.9 million, an increase of $36.6 million, or 76%
-Adjusted diluted EPS of $2.09, an increase of $0.90, or 76%

We are providing full fiscal year 2026 guidance, which includes:

-	Net sales of $1.43 billion to $1.48 billion
-	Adjusted EBITDA of $225 million to $235 million

COMMENTARY

“Phibro delivered exceptional fourth-quarter and full-year results, reflecting the strength and balance of our Animal Health portfolio,” stated Jack Bendheim, President and Chief Executive Officer. “We achieved 27% growth in annual net sales and a 65% increase in adjusted EBITDA, driven by sustained demand across MFAs, nutritional specialties, and vaccines. Our legacy Animal Health business continued to grow, while the Zoetis MFA portfolio exceeded expectations, contributing to a 54% year-over-year increase in MFA and Other product sales.”

“These results underscore the successful execution of our Phibro Forward initiatives, which are unlocking efficiencies and driving sustainable growth. Higher SG&A reflects deliberate investments in scaling our operations to support our expanding global footprint and innovation pipeline. Despite these investments, we grew adjusted net income by 76% for the year.”

“Looking ahead, our FY 2026 guidance reflects continued confidence in our trajectory, supported by the strength of our portfolio, disciplined execution, and momentum across all segments. We remain focused on driving sustainable growth and creating long-term value for our customers and shareholders.”

QUARTERLY RESULTS

Net sales

Net sales of $378.7 million for the three months ended June 30, 2025 increased $105.5 million, or 39%, as compared to the three months ended June 30, 2024. Animal Health sales increased $101.0 million, while Mineral Nutrition and Performance Products sales increased $2.1 million and $2.5 million, respectively.

Animal Health

Net sales of $292.5 million for the three months ended June 30, 2025 increased $101.0 million, or 53%. Net sales of MFAs and other increased $89.8 million, or 77%, due to incremental revenues of $94.5 million from the Zoetis MFA portfolio acquired on October 31, 2024 and increased demand for our MFAs in international regions, partially offset by lower domestic demand for legacy swine products and lower demand for processing aids used in the ethanol fermentation industry.

Net sales of nutritional specialty products increased $4.6 million, or 11%, primarily due to higher sales of microbial and companion animal products.

Net sales of vaccines increased $6.6 million, or 21%, primarily due to continued growth of poultry products in Latin America and higher international demand.

Mineral Nutrition

Net sales of $64.2 million for the three months ended June 30, 2025 increased $2.1 million, or 3%, due to primarily due to increase in demand for copper and trace minerals.

Performance Products

Net sales of $22.1 million for the three months ended June 30, 2025 increased $2.5 million, or 13%, primarily as a result of higher demand for the ingredients used in personal care products.

Gross profit

Gross profit of $110.0 million for the three months ended June 30, 2025 increased $22.9 million, or 26%, as compared to the three months ended June 30, 2024. Gross margin decreased 290 basis points to 29.0% of net sales for the three months ended June 30, 2025 as compared to 31.9% for the three months ended June 30, 2024. Gross profit for the current period included $2.3 million for acquisition-related cost of goods sold related to purchase accounting adjustments. Excluding this item, gross profit increased $25.2 million, or 28.9%, and gross margin decreased 220 basis points to 29.7% of net sales due to increased sales, an increase in average selling prices, and a favorable impact of foreign currency exchange rates, partially offset by higher distribution costs, inventory write-offs and unfavorable product mix.

Animal Health gross profit, excluding the $2.3 million purchase accounting adjustment discussed above, increased $24.5 million, primarily driven by higher sales volume, higher average selling prices, and a favorable impact of foreign currency exchange rates, partially offset by higher distribution costs. Mineral Nutrition gross profit increased $0.5 million, driven by driven by higher average selling prices. Performance Products gross profit increased $0.2 million, driven by higher average selling prices.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $76.3 million for the three months ended June 30, 2025 increased $7.6 million, or 11%, as compared to the three months ended June 30, 2024. SG&A for the three months ended June 30, 2025 included $0.4 million for acquisition-related costs, $1.0 million of costs associated with Phibro Forward income growth initiatives, and $0.2 million in stock-based compensation expense, partially offset by $0.1 million related to an insurance settlement gain. SG&A for the three months ended June 30, 2024 included $5.9 million in acquisition-related costs, $0.4 million related to consultant fees associated with Phibro Forward income growth initiatives, and $0.2 million in stock-based compensation, partially offset by a $0.6 million gain from insurance proceeds. Excluding these items, SG&A increased $11.9 million, or 19%.

Animal Health SG&A increased $8.5 million, primarily due to an increase in employee-related costs due in part to incremental headcount added as part of the Acquisition. Mineral Nutrition Products SG&A increased $0.3 million due to an increase in employee-related costs. Performance Products SG&A was similar to the prior year. Corporate costs increased $3.0 million, due to higher employee-related costs and strategic investments.

Interest expense, net

Interest expense, net of $8.6 million for the three months ended June 30, 2025 increased by $3.9 million, as compared to the three months ended June 30, 2024, due to higher debt levels associated with the financing of the Acquisition.

Foreign currency losses, net

Foreign currency losses, net for the three months ended June 30, 2025 were $1.3 million, as compared to $7.3 million of net losses for the three months ended June 30, 2024. Current period losses were driven by fluctuations in certain currencies relative to the U.S. dollar, most prominently, in the Israeli New Shekel and the Argentine Peso, partially offset by favorable changes in the Euro. Prior year period losses were primarily due to the weakening of the Brazilian Real.

Provision for income taxes

The provision for income taxes was $6.6 million and $5.7 million for the three months ended June 30, 2025 and 2024, respectively. The effective income tax rates were 27.8% and 88.3% for the three months ended June 30, 2025 and 2024, respectively. The provision for income taxes for the three months ended June 30, 2025 included the impact of higher Global Intangible Low-Tax Income (“GILTI”) and lower Foreign Derived Intangible Income deduction. The provision for income taxes was also impacted by various items with lower tax benefits, most prominently, foreign currency losses and stock-based compensation expense, $0.4 million withholding taxes related to dividends received from an international affiliate, and various other items. The effective income tax rate without these items would have been 24.2% for the three months ended June 30, 2025.

The provision for income taxes for the three months ended June 30, 2024 included (i) a $2.8 million expense for applicable non-U.S. withholding and related taxes, net of reductions in U.S. income taxes, related to the planned repatriation of approximately $80.0 million of international earnings, (ii) a $0.7 million benefit related to the release of certain valuation allowances on non-U.S. companies, (iii) a $0.6 million expense from changes in uncertain tax positions related to prior years and certain other items, (iv) various items with lower tax benefits, most prominently, foreign currency losses and acquisition-related transaction costs, and (vi) other items. The effective income tax rate without these items would have been 23.6% for the three months ended June 30, 2024.

Net income

Net income of $17.2 million for the three months ended June 30, 2025 increased $16.5 million, as compared to net income of $0.8 million for the three months ended June 30, 2024. Operating income increased $15.3 million, driven by favorable gross profit, partially offset by higher SG&A due to higher employee-related costs. Interest expense, net increased $3.9 million due to higher debt levels associated with the financing of the Acquisition. Foreign currency losses, net decreased $6.0 million. Income tax expense increased $1.0 million.

Adjusted EBITDA

Adjusted EBITDA of $50.0 million for the three months ended June 30, 2025 increased $16.5 million, or 49%, as compared to the three months ended June 30, 2024. Animal Health Adjusted EBITDA increased $19.3 million due to gross profit from increased sales, partially offset by higher SG&A. Mineral Nutrition and Performance Products Adjusted EBITDA were similar to prior year. Corporate expenses increased $2.9 million, driven by higher employee-related costs and strategic investments.

Adjusted provision for income taxes

The adjusted provision for income taxes was $7.4 million and $5.1 million for the three months ended June 30, 2025 and 2024, respectively. The adjusted effective income tax rates were 24.2% and 23.5% for the three months ended June 30, 2025 and 2024, respectively. The adjusted effective income tax rate for the three months ended June 30, 2025 was slightly higher than the rate for the three months ended June 30, 2024, due to a more significant impact of foreign income tax items, including GILTI, during the three months ended June 30, 2025.

Adjusted net income

Adjusted net income of $23.2 million for the three months ended June 30, 2025 increased $6.6 million, or 39%, as compared to the prior year, driven by higher adjusted gross profit due to sales growth, partially offset by higher adjusted SG&A and higher adjusted interest expense, net. Adjusted SG&A increased due to higher employee-related costs, and adjusted interest expense, net, increased due to higher debt levels associated with the financing of the Acquisition.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.57 for the quarter, an increase of $0.16, or 39% as compared to the adjusted diluted earnings per share of $0.41 in the prior year.

FULL YEAR RESULTS

Net sales

Net sales of $1,296.2 million for the year ended June 30, 2025 increased $278.5 million, or 27%, as compared to the year ended June 30, 2024. Animal Health increased $256.3 million, while Mineral Nutrition and Performance Products sales increased $9.6 million and $12.6 million, respectively.

Animal Health

Net sales of $962.8 million for the year ended June 30, 2025 increased $256.3 million, or 36%. Net sales of MFAs and other increased $225.4 million, or 54%, due to incremental revenues of $208.2 million from the Zoetis MFA portfolio acquired on October 31, 2024, increased demand for our MFAs in international regions, and higher demand for processing aids used in the ethanol fermentation industry.

Net sales of nutritional specialty products increased $14.6 million, or 9%, primarily due to increased domestic demand for dairy and higher sales of microbial and companion animal products.

Net sales of vaccines increased $16.3 million, or 13%, primarily due to continued growth of poultry products in Latin America and increased domestic demand for swine products.

Mineral Nutrition

Net sales of $253.2 million for the year ended June 30, 2025 increased $9.6 million, or 4%, primarily due to an increase in demand for copper and trace minerals.

Performance Products

Net sales of $80.2 million for the year ended June 30, 2025 increased $12.6 million, or 19%, as a result of higher demand for the ingredients used in personal care products.

Gross profit

Gross profit of $399.9 million for the year ended June 30, 2025 increased $86.9 million, or 28%, as compared to the year ended June 30, 2024. Gross margin increased 10 basis points to 30.9% of net sales for the year ended June 30, 2025 as compared to 30.8% for the year ended June 30, 2024. The comparison to the prior year included $3.8 million of current period inventory write-offs attributable to the closure of an immaterial business and a net increase of $5.2 million for acquisition-related cost of goods sold related to purchase accounting adjustments for acquisitions. Excluding these items, gross profit increased $95.8 million, or 30.6%, and gross margin increased 80 basis points to 31.6% of net sales due to increased sales, an increase in average selling prices, and a favorable impact of foreign currency exchange rates, partially offset by higher distribution costs.

Animal Health gross profit, excluding the inventory write-offs and purchase accounting adjustment discussed above, increased $86.9 million due to higher sales volume, higher average selling prices, and a favorable impact of foreign currency exchange rates, partially offset by higher distribution costs. Mineral Nutrition gross profit increased $5.1 million, driven by higher average selling prices. Performance Products gross profit increased $3.8 million, driven by increased sales volume.

Selling, general and administrative expenses

SG&A expenses of $289.5 million for the year ended June 30, 2025 increased $29.7 million, or 11%, as compared to the year ended June 30, 2024. SG&A for the year ended June 30, 2025 included $13.3 million for acquisition-related costs, $7.0 million of costs associated with Phibro Forward income growth initiatives, and $0.7 million in stock-based compensation expense, partially offset by $2.9 million related to an insurance settlement gain. SG&A for the year ended June 30, 2024 included a $10.7 million pension settlement charge, a $4.2 million cost for an unfavorable litigation result related to Brazil employment taxes, $6.4 million for acquisition-related costs, $0.5 million of stock-based compensation expense, and $0.4 million of costs associated with Phibro Forward income growth initiatives, partially offset by a $0.9 million insurance settlement gain. Excluding these items, SG&A increased $32.8 million, or 14%.

Animal Health SG&A increased $20.5 million, primarily due to an increase in employee-related costs due in part to incremental headcount added as part of the Acquisition and new product launches in Brazil. Mineral Nutrition and Performance Products SG&A each increased by $0.4 million due to an increase in employee-related costs. Corporate expenses increased $11.5 million due to higher incentive-related employee costs and strategic investments.

Interest expense, net

Interest expense, net of $34.6 million for the year ended June 30, 2025 increased $16.1 million, or 87%, as compared to the year ended June 30, 2024, due to higher debt levels associated with the financing of the Acquisition and costs associated with the refinancing of the Company’s debt.

Foreign currency losses, net

Foreign currency losses, net for the year ended June 30, 2025 were $7.9 million, as compared to net losses of $23.9 million for the year ended June 30, 2024. Current period losses were driven by fluctuations in certain currencies relative to the U.S. dollar, most prominently, in the Israeli New Shekel, the Brazil Real and the Argentine Peso. Prior year period losses were driven in large part by a major devaluation in the Argentine Peso and the weakening of the Brazilian Real.

Provision for income taxes

The provision for income taxes was $19.7 million and $8.5 million for the years ended June 30, 2025 and 2024, respectively. The effective income tax rate was 29.0% and 77.9% for the years ended June 30, 2025 and 2024, respectively.

The effective tax rate for the year ended June 30, 2025 was higher than our statutory rate of 21% primarily due to withholding taxes on planned repatriations and the impact of GILTI on tax expense, partially offset by the impact of foreign tax credits. The provision for income taxes for the year ended June 30, 2025 was also impacted by various other items, including (i) certain non-deductible write-offs in connection with the closure of an immaterial business included as part of the Phibro Forward initiatives, (ii) various items with lower tax benefits, most prominently, foreign currency losses and stock-based compensation expense, (iii) a $0.9 million expense from changes in uncertain tax positions related to prior years, and (iv) $0.4 million expense for withholding taxes related to dividends received from an international affiliate. The effective income tax rate without these items would have been 25.0% for the year ended June 30, 2025.

The effective income tax rate for the year ended June 30, 2024 was unfavorably affected by the proportionally greater effect of certain items such as GILTI taxes when compared with reduced pre-tax income. The provision for income taxes for the year ended June 30, 2024 was also impacted by various other items, including (i) a $2.8 million expense for applicable non-U.S. withholding and related taxes, net of reductions in U.S. income taxes, related to the planned repatriation of approximately $80.0 million of international earnings in preparation for the Acquisition, (ii) a $1.2 million benefit related to the determination of whether a foreign tax is eligible for a U.S. foreign tax credit related to our fiscal year 2023, based on Internal Revenue Service guidance provided subsequent to June 30, 2023, (iii) a $1.2 million benefit related to the release of certain valuation allowances on non-U.S. companies, (iv) a $1.6 million expense from changes in uncertain tax positions related to prior years and certain other items, and (v) various items with lower tax benefits, most prominently, foreign currency losses and acquisition-related transaction costs. The effective income tax rate without these items would have been 26.9% for the year ended June 30, 2024.

We record the GILTI-related aspects of comprehensive U.S. income tax legislation as a period expense. The provision for income taxes for the years ended June 30, 2025 and 2024 included $3.2 million and $2.0 million, respectively, of federal tax expense from the effects of GILTI. Our effective income tax rate included 4.7% and 18.3% related to GILTI income tax expense for the years ended June 30, 2025 and 2024, respectively.

Net income

Net income of $48.3 million for the year ended June 30, 2025 increased $45.8 million, as compared to net income of $2.4 million for the year ended June 30, 2024. Operating income increased $57.2 million, driven by higher gross profit, partially offset by higher SG&A of $29.7 million, which included net increases of $6.9 million and $6.6 million in acquisition-related costs and costs related to Phibro Forward income growth initiatives, respectively. Interest expense, net increased $16.1 million due to higher debt levels and costs associated with the refinancing of the Company’s debt. Foreign currency losses, net decreased $16.0 million. Income tax expense increased $11.2 million.

Adjusted EBITDA

Adjusted EBITDA of $183.7 million for the year ended June 30, 2025 increased $72.4 million, or 65%, as compared to the year ended June 30, 2024. Animal Health Adjusted EBITDA increased $76.7 million, driven by higher sales and increased gross profit, partially offset by an increase in SG&A. Mineral Nutrition and Performance Products Adjusted EBITDA increased $4.4 million and $2.9 million, respectively, due to increased gross profit, partially offset by an increase in SG&A. Corporate expenses increased $11.5 million due to higher incentive-related employee costs and strategic investments.

Adjusted provision for income taxes

The adjusted provision for income taxes was $28.3 million and $17.8 million for the years ended June 30, 2025 and 2024, respectively. The adjusted effective income tax rates were 25.0% and 26.9% for the years ended June 30, 2025 and 2024, respectively. The decrease in our adjusted effective income tax rate for the year ended June 30, 2025 compared to the year ended June 30, 2024 was primarily driven by higher pretax income which reduced the impact of certain items such as GILTI taxes.

Adjusted net income

Adjusted net income of $84.9 million for the year ended June 30, 2025 increased $36.6 million, or 76%, as compared to the prior year. The increase was driven by higher adjusted gross profit due to sales growth, partially offset by higher adjusted SG&A and higher adjusted interest expense, net, as well as a higher adjusted provision for income taxes. Adjusted SG&A increased due to higher employee-related costs and adjusted interest expense, net, increased due to higher variable interest rates and increased debt levels.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $2.09 for the year, an increase of $0.90, or 76% as compared to the adjusted diluted earnings per share of $1.19 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $41.8 million for the twelve months ended June 30, 2025 (Free cash flow equals cash flow from operating activities less capital expenditures.)
●	3.1x gross leverage ratio as of June 30, 2025
-$725.1 million total debt
-$230.8(1) million Adjusted EBITDA for the twelve months ended June 30, 2025
●	Cash and short-term investments of $77.0 million as of June 30, 2025

FISCAL YEAR 2026 FINANCIAL GUIDANCE

The Company’s financial guidance for the year ending June 30, 2026, with year-over-year growth percentages calculated using the midpoint of the guidance provided, is:

●	Net sales of $1.43 billion to $1.48 billion, 12% growth
●	Net income of $73 million to $83 million, 63% growth
●	Diluted EPS of $1.79 to $2.03, 61% growth
●	Adjusted EBITDA of $225 million to $235 million, 25% growth
●	Adjusted net income of $103 million to $110 million, 25% growth
●	Adjusted diluted EPS of $2.52 to $2.70, 25% growth
●	Adjusted effective income tax rate of ~25%

Growth is driven by continued growth in our Animal Health, Mineral Nutrition, and Performance Products businesses.

Guidance for GAAP measures assumes no foreign exchange (gains) losses for the year ending June 30, 2026.

(1) – Includes Adjusted EBITDA for the four months ended October 31, 2024 from the Zoetis Medicated Feed Additive portfolio, certain water-soluble products and related assets from Zoetis, Inc acquired on October 31, 2024.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, August 28, 2025
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties, including with respect to any future debt and leverage levels. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2025	2024	Change		2025	2024	Change

	(in millions, except per share amounts and percentages)
Net sales	$378.7	$273.2	$105.5	39%	$1,296.2	$1,017.7	$278.5	27%
Cost of goods sold	268.7	186.0	82.7	44%	896.3	704.6	191.7	27%
Gross profit	110.0	87.2	22.9	26%	399.9	313.1	86.8	28%
Selling, general and administrative	76.3	68.7	7.6	11%	289.5	259.8	29.7	11%
Operating income	33.7	18.4	15.3	83%	110.5	53.3	57.1	*
Interest expense, net	8.6	4.7	3.9	82%	34.6	18.5	16.1	87%
Foreign currency losses, net	1.3	7.3	(6.0)	*	7.9	23.9	(16.0)	*
Income before income taxes	23.8	6.4	17.4	*	68.0	10.9	57.1	*
Provision for income taxes	6.6	5.7	1.0	17%	19.7	8.5	11.2	*
Net income	$17.2	$0.8	$16.5	*	$48.3	$2.4	$45.8	*

Net income per share - basic and diluted
basic	$0.42	$0.02	$0.40	*	$1.19	$0.06	$1.13	*
diluted	$0.42	$0.02	$0.40	*	$1.19	$0.06	$1.13	*
Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.7	40.6			40.7	40.5

Ratio to net sales
Gross profit	29.0%	31.9%			30.9%	30.8%
Selling, general and administrative	20.1%	25.2%			22.3%	25.5%
Operating income	8.9%	6.7%			8.5%	5.2%
Income before income taxes	6.3%	2.3%			5.2%	1.1%
Net income	4.5%	0.3%			3.7%	0.2%
Effective tax rate	27.8%	88.3%			29.0%	77.9%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended June 30	2025	2024	Change		2025	2024	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$206.5	$116.7	$89.8	77%	$646.4	$421.0	$225.4	54%
Nutritional specialties	47.4	42.8	4.6	11%	179.3	164.7	14.6	9%
Vaccines	38.6	32.0	6.6	21%	137.2	120.9	16.3	13%
Animal Health	292.5	191.5	101.0	53%	962.8	706.5	256.3	36%
Mineral Nutrition	64.2	62.1	2.1	3%	253.2	243.7	9.6	4%
Performance Products	22.1	19.6	2.5	13%	80.2	67.5	12.6	19%
Total	$378.7	$273.2	$105.5	39%	$1,296.2	$1,017.7	$278.5	27%

Adjusted EBITDA
Animal Health	$60.6	$41.3	$19.3	47%	$222.3	$145.6	$76.7	53%
Mineral Nutrition	5.6	5.4	0.2	4%	20.8	16.4	4.4	27%
Performance Products	3.0	3.1	(0.0)	(1)%	10.5	7.7	2.9	38%
Corporate	(19.3)	(16.3)	(2.9)	18%	(70.0)	(58.5)	(11.5)	20%
Total	$50.0	$33.4	$16.5	49%	$183.7	$111.2	$72.4	65%

Ratio to segment net sales
Animal Health	20.7%	21.6%			23.1%	20.6%
Mineral Nutrition	8.7%	8.7%			8.2%	6.8%
Performance Products	13.8%	15.6%			13.2%	11.3%
Corporate (1)	(5.1)%	(6.0)%			(5.4)%	(5.7)%
Total (1)	13.2%	12.2%			14.2%	10.9%

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$17.2	$0.8	$16.5	*	$48.3	$2.4	$45.8	*
Interest expense, net	8.6	4.7	3.9	82%	34.6	18.5	16.1	87%
Provision for income taxes	6.6	5.7	1.0	17%	19.7	8.5	11.2	*
Depreciation and amortization	12.4	9.2	3.2	35%	45.6	36.2	9.4	26%
EBITDA	44.9	20.3	24.5	*	148.2	65.6	82.6	*
Acquisition-related cost of goods sold	2.3	—	2.3	*	5.7	0.5	5.2	*
Acquisition-related transaction costs	0.4	5.9	(5.4)	(92)%	13.3	6.4	6.9	*
Pension settlement cost	—	—	—	*	—	10.7	(10.7)	*
Brazil employment taxes	—	—	—	*	—	4.2	(4.2)	*
Stock-based compensation	0.2	0.2	—	—%	0.7	0.5	0.2	51%
Phibro Forward income growth initiatives - cost of goods sold (2)	—	—	—	*	3.8	—	3.8	*
Phibro Forward income growth initiatives - SG&A (2)	1.0	0.4	0.6	*	7.0	0.4	6.6	*
Insurance proceeds	(0.1)	(0.6)	0.5	(88)%	(2.9)	(0.9)	(2.0)	*
Foreign currency losses, net	1.3	7.3	(6.0)	(83)%	7.9	23.9	(16.0)	(67)%
Adjusted EBITDA	$50.0	$33.4	$16.5	49%	$183.7	$111.2	$72.4	65%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Reflects ratio to total net sales
(2)	Phibro Forward is a company-wide initiative focused on unlocking additional areas of revenue growth and cost savings. For the three months ended June 30, 2025 this includes $1.0 million primarily for Corporate consulting costs recorded in selling, general, and administrative expenses. For the twelve months ended June 30,

2025, this includes charges of $5.3 million for non-cash asset write-offs, of which $3.8 million was recorded within cost of goods sold and $1.5 million was recorded within selling, general, and administrative expenses, related to the closure of an immaterial business within the Animal Health segment. For the twelve months ended June 30, 2025, charges related to Phibro Forward also include $5.2 million for Corporate consulting costs recorded within selling, general, and administrative expenses. For the three and twelve months ended June 30, 2024, charges related to Phibro Forward include $0.4 million for Corporate consulting costs recorded within selling, general, and administrative expenses.

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Twelve Months
For the Periods Ended June 30	2025	2024	Change		2025	2024	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$17.2	$0.8	$16.5	*	$48.3	$2.4	$45.8	*
Acquisition-related intangible amortization(1)	1.1	1.7	(0.6)	(33)%	5.5	6.7	(1.2)	(18)%
Acquisition-related intangible amortization(2)	0.6	0.7	(0.1)	(11)%	2.4	3.0	(0.6)	(20)%
Acquisition-related cost of goods sold(1)	2.3	—	2.3	*	5.7	0.5	5.2	*
Acquisition-related transaction costs(2)	0.4	5.9	(5.4)	(92)%	13.3	6.4	6.9	*
Pension settlement costs(2)	—	—	—	*	—	10.7	(10.7)	*
Brazil employment taxes(2)	—	—	—	*	—	4.2	(4.2)	*
Insurance settlement gain (2)	(0.1)	(0.6)	0.5	(88)%	(2.9)	(0.9)	(2.0)	*
Stock-based compensation(2)	0.2	0.2	(0.0)	(0)%	0.7	0.5	0.2	51%
Phibro Forward income growth initiatives - cost of goods sold (1)	—	—	—	*	3.8	—	3.8	*
Phibro Forward income growth initiatives - SG&A (2)	1.0	0.4	0.6	*	7.0	0.4	6.6	*
Refinancing expense (3)	—	—	—	*	2.0	—	2.0	*
Foreign currency losses, net(4)	1.3	7.3	(6.0)	(83)%	7.9	23.9	(16.0)	(67)%
Adjustments to income taxes(5)	(0.8)	0.5	(1.3)	*	(8.6)	(9.3)	0.7	(8)%
Adjusted net income	$23.2	$16.7	$6.6	39%	$84.9	$48.4	$36.6	76%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold(1)	$265.2	$184.4	$80.9	44%	$881.3	$697.4	$183.9	26%
Adjusted gross profit	113.5	88.8	24.7	28%	414.9	320.3	94.6	30%
Adjusted selling, general and administrative(2)	74.2	62.3	11.9	19%	269.0	235.6	33.4	14%
Adjusted interest expense, net(3)	8.6	4.7	3.9	82%	32.6	18.5	14.1	76%
Adjusted income before income taxes	30.6	21.8	8.9	41%	113.3	66.2	47.1	71%
Adjusted provision for income taxes(5)	7.4	5.1	2.3	45%	28.3	17.8	10.5	59%
Adjusted net income	$23.2	$16.7	$6.6	39%	$84.9	$48.4	$36.6	76%

Adjusted net income per share
diluted	$0.57	$0.41	$0.16	39%	$2.09	$1.19	$0.90	76%

Weighted average common shares outstanding
diluted	40.7	40.6			40.7	40.5

Ratio to net sales
Adjusted gross profit	30.0%	32.5%			32.0%	31.5%
Adjusted selling, general and administrative	19.6%	22.8%			20.8%	23.1%
Adjusted income before income taxes	8.1%	8.0%			8.7%	6.5%
Adjusted net income	6.1%	6.1%			6.6%	4.8%
Adjusted effective tax rate	24.2%	23.5%			25.0%	26.9%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)

Adjusted cost of goods sold excludes acquisition-related intangible amortization, acquisition-related cost of goods sold, and inventory write-offs attributable to the closure of an immaterial business.

(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, acquisition-related transaction costs, pension settlement cost, Brazil employment taxes, stock-based compensation, Phibro Forward income growth initiatives implementation costs, and insurance proceeds.

(3)

Refinancing expense includes third-party costs and the write-off of unamortized debt issuance costs related to the refinancing of the Company’s credit facility in July 2024. Adjusted interest expense, net excludes refinancing expense.

(4)	Foreign currency losses, net, are excluded from adjusted net income.
(5)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Glenn C. David

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com